News Release
For Immediate Release Contact: Jack Collins, EVP Finance/Corporate Development Phone: (405) 702-7460 Websites: www.qrcp.net & www.qelp.net

Quest Resource Corporation Announces Filing of 2008 Form 10-K, Recombination Letter Agreement, and Election of CEO

OKLAHOMA CITY – June 3, 2009 – Quest Resource Corporation (NASDAQ: QRCP) (“QRCP”) today announced the filing of its Annual Report on Form 10-K for the year ended December 31, 2008. In addition to audited, consolidated 2008 financial results, the Annual Report includes re-audited and restated financial statements for the calendar years ended 2005, 2006, and 2007. QRCP investors are encouraged to review the filing for updated financial and operating information on the Company along with descriptions of the prior period restatements. The 2008 audit and prior period re-audits were performed by the independent registered public accounting firm of UHY LLP (“UHY”), which QRCP engaged in October 2008. QRCP continues to work diligently to complete the preparation and filing of its 2008 Third Quarter Form 10-Q and 2009 First Quarter Form 10-Q. Quest management intends to host an investor update conference call after filing these Form 10-Qs along with amended Form 10-Qs for the first and second quarters of 2008.

Recombination Letter Agreement

QRCP, Quest Energy Partners, L.P. (NASDAQ: QELP) (“QELP”) and Quest Midstream Partners, L.P. (“QMLP”) have entered into a non-binding letter of intent pursuant to the terms of which the three companies would form a new, yet to be named, publicly-traded corporation (which we refer to as “NewGasCo” in this press release) that would wholly-own all three entities. NewGasCo would continue to create shareholder value through the efficient development of unconventional resource plays, including coalbed methane in the Cherokee Basin of southeast Kansas and northeast Oklahoma and the Marcellus Shale in the Appalachian Basin. The completion of a recombination is subject to the satisfaction of a number of conditions, including the entry into a definitive merger agreement, the negotiation of a new credit facility for NewGasCo, regulatory approval and the approval of the transaction by the stockholders of QRCP and the unitholders of QELP and QMLP. There can be no assurance that the definitive documentation will be agreed to or that a recombination will occur.

Election of CEO

The boards of directors of QRCP, QELP, and QMLP also announced they have unanimously elected David C. Lawler as the Chief Executive Officer of each entity. Mr. Lawler has served as the President of each entity since August 2008 and as the Chief Operating Officer of QRCP since May 2007 and as a director and Chief Operating Officer of QELP since its initial public offering in November 2007. Mr. Lawler has more than 18 years of oil and gas industry experience in various senior management and engineering positions. Prior to joining Quest, Mr. Lawler served in roles of increasing responsibility for Shell Exploration & Production, most recently as engineering and operations manager for multiple assets along the U.S. Gulf Coast. Prior to joining Shell, Mr. Lawler was employed by predecessor companies of ConocoPhillips in various domestic engineering and operations positions.

NASDAQ Listing Update

As previously announced, QRCP and QELP each have requested a hearing before the NASDAQ Listing Qualifications Hearing Panel to appeal NASDAQ staff determinations that QRCP's common stock and QELP's common units are subject to delisting due to the delinquent filing of their respective 2008 Third Quarter Form 10-Qs, 2008 Form 10-Ks, and 2009 First Quarter Form 10-Qs. After reviewing QRCP’s and QELP's submissions, the NASDAQ Hearings Panel has determined to grant each entity a stay of the delisting from the NASDAQ Stock Market pending a hearing it has scheduled for QRCP and QELP on June 11, 2009. At the hearing, QRCP and QELP intend to present their plan to regain compliance with NASDAQ listing requirements and the progress they have made towards this goal, including the filing of QRCP's 2008 Form 10-K.

Management Comment

David C. Lawler, President and Chief Executive Officer of the Quest entities said, "While much work must still be completed, we believe a recombination would make the Quest entities more competitive in today's market environment by allowing us to further reduce costs, increase operational efficiency, and simplify our organizational structure."

About Quest Resource Corporation and Quest Energy Partners

Quest Resource Corporation is a fully integrated E&P company that owns: producing properties and acreage in the Appalachian Basin of the northeastern United States; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P.; and 85% of the general partner and a 36.4% of the limited partner interests in the form of subordinated units in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net and the Quest Midstream Partners website at www.qmlp.net. Quest Resource routinely posts important information in the “Investors” section of its website.

Quest Energy Partners, L.P. was formed by QRCP to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,400 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net. The Partnership routinely posts important information in the “Investors” section of its website.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement, including statements regarding the proposed recombination of QRCP, QELP and QMLP and the ability of QRCP and QELP to file their delinquent periodic reports and regain compliance with the NASDAQ listing requirements, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although QRCP and QELP believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct. In particular, the forward-looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the conditions to the recombination discussed in this press release, the ongoing worldwide crisis in the capital markets, uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by QRCP and QELP. These risks, and other risks are detailed in QRCP's and QELP's filings with the Securities and Exchange Commission, including risk factors listed in QRCP's latest annual report on Form 10-K and other filings with the Securities and Exchange Commission. You can find QRCP's and QELP's filings with the Securities and Exchange Commission at www.qrcp.net and www.qelp.net or at www.sec.gov. By making these forward-looking statements, QRCP and QELP undertake no obligation to update these statements for revisions or changes after the date of this release.